Exhibit 99.2

SUMMARY OF PROPOSED TERMS AND CONDITIONS

Borrowers:	James River Coal Company (the “Company”) and certain of its affiliates and subsidiaries (collectively, the “Borrowers”) to be determined by Morgan Stanley and GE.

Guarantors:
All obligations under the Facilities shall be unconditionally guaranteed by each subsidiary (other than an entity that is a controlled foreign corporation (“CFC”) under Section 957 of the Internal Revenue Code if a guaranty by such subsidiary would result in material adverse tax liabilities) that is not a Borrower (the “Guarantors” and, together with the Borrowers, the “Credit Parties”).

Administrative Agents:
Morgan Stanley, or one of its affiliates, shall act as the administrative agent for the Term Loan B Facility and the Synthetic L/C Facility (each, as defined below) (the “Term Loan Administrative Agent”). GE, or one of its affiliates or another Lender acceptable to Morgan Stanley and GE, shall act as the administrative agent for the Revolver (the “Revolver Administrative Agent” and, together with the Term Loan Administrative Agent, the “Administrative Agents”).

Collateral Agents:
Morgan Stanley & Co. Incorporated, one of its affiliates, or a Lender appointed by Morgan Stanley, shall act as the collateral agent for the Term Loan Facilities (as defined below) (the “Term Loan Collateral Agent”). GE, or one of its affiliates or another Lender acceptable to Morgan Stanley and GE, shall act as the collateral agent for the Revolver (the “Revolver Collateral Agent” and, together with the Term Loan Administrative Agent, the “Collateral Agents” and, together with the Administrative Agents, the “Agents”).

Sole Lead Arranger & Sole Bookrunner:	Morgan Stanley or one of its affiliates.

Closing Date:	On or before February 28, 2007 (the “Closing Date”).

Facilities:
Senior secured credit facilities with a maximum credit amount (“Maximum Credit Amount”) of up to $135,000,000 as follows:

(i) a revolving line of credit up to $35,000,000, including a $10,000,000 letter of credit subfacility (“Revolver”) as described below;

(ii) up to $40,000,000 in a Term Loan B Facility (the “Term Loan B Facility”); and

(iii) up to $60,000,000 in a Synthetic Letter of Credit Facility (the “Synthetic L/C Facility” and, together with the Term Loan B Facility, the “Term Loan Facilities” and, together with the Revolver and the Term Loan B Facility, the “Facilities”).

The Facilities shall rank pari passu in right of payment. Proceeds of collateral shall be applied pursuant to a customary waterfall to be determined by the Agents.

Revolver Lenders:	GE Commercial Finance, Inc. (“Revolver Lender” and, together with the Term Loan Lenders (as defined below), the “Lenders”).

Revolver:
Loans under the Revolver (“Revolver Loans”) may be borrowed, repaid and reborrowed from time to time on and after the Closing Date through and including the Maturity Date. The amount of Revolver Loans that could be borrowed at any time shall be limited to an amount (“Availability”) equal to the lesser of (i) $35,000,000 (the “Maximum Revolver Facility Amount”) and (ii) the amount of the Borrowing Base, in each case less reserves.

Revolver Availability:
Borrowing availability shall be limited to the sum of (i) up to 85% of the Borrowers’ eligible accounts receivable, (ii) the lesser of (a) up to 60% of the Borrowers’ eligible inventory valued at the lower of cost of (FIFO) or market or (b) up to 85% of the appraised net orderly liquidation value of Borrowers’ eligible inventory, in each of cases (i) and (ii) less reserves (“the Borrowing Base”), but not to exceed the Maximum Revolver Facility Amount. Under the Revolver, the Borrowers shall be entitled to request that the Revolver Lender, or one of its affiliates or designees, issue letters of credit or guarantees of payment with respect to letters of credit issued by an issuing bank (“Revolver Letters of Credit”) in an aggregate amount not to exceed $10,000,000 at any one time outstanding. The Borrowers shall be required to reimburse the issuing bank for the full amount of any draws on letters of credit and to pay interest, fees and other amounts due from time to time in connection therewith.

The Revolver Collateral Agent shall retain the right from time to time, in its reasonable credit judgment, to establish or modify advance rates, standards of eligibility (including without limitation concentration limits) and reserves against availability. The face amount of all the Revolver Letters of Credit shall be reserved in full against availability.

Term Loan B and Synthetic L/C Lenders:
Morgan Stanley Senior Funding, Inc. and a syndicate of financial institutions and institutional lenders arranged by Morgan Stanley (each, a “Term Loan Lender” and collectively, the “Term Loan Lenders”).

Term Loan B Facility:	Term Loan B Facility of up to $40,000,000.

Synthetic L/C Facility:	Synthetic L/C Facility of up to $60,000,000.

Maturity and Amortization:
The final maturity of the Revolver shall be the fifth anniversary of the Closing Date (the “Revolver Maturity Date”). The final maturity of the Term Loan B Facility shall be the sixth anniversary of the Closing Date (the “Term Loan B Maturity Date”). The final maturity of the Synthetic L/C Facility shall be the sixth anniversary of the Closing Date (the “Synthetic L/C Facility Maturity Date”). Loans under the Term Loan B Facility (“Term Loan B Loans”) shall amortize quarterly in annual amounts of 1.0% of the original amount of the Term Loan B Facility, with the final installment payable on the Term Loan B Maturity Date. Loans under the Synthetic L/C Facility (“Synthetic L/C Loans” and, together with Term Loan B Loans, the “Term Loans” and, together with Term Loan B Loans and Revolver Loans, the “Loans”) shall not amortize and shall be payable in full on the Synthetic L/C Facility Maturity Date.

Availability:	The Term Loan B Facility and Synthetic L/C Facility shall be borrowed only on the Closing Date and amounts repaid shall not be able to be reborrowed.

Use of Proceeds:
The Facilities shall be used to: (i) refinance certain existing secured indebtedness and replace existing letters of credit, (ii) pay fees and expenses associated with the Financing and (iii) provide for working capital and other general corporate purposes.

Security:
The Facilities will be secured by substantially all of the assets of the Borrowers and Guarantors with customary and usual exceptions. Revolver Loans will have first priority with respect to Receivables, Inventory and related assets. Term Loans will have priority with the balance of the Collateral.

Interest Rates and Letter of Credit Fees:
Revolver Loans shall bear interest, at the Borrowers’ option, at either (a) the Base Rate plus 1.00% or (b) the LIBOR Rate plus 2.00% per annum.

The Borrowers shall be charged a letter of credit fee under the Revolver payable monthly at a rate per annum equal to 2.00% times the amount of all outstanding Revolver Letters of Credit.

Term Loan B Loans shall bear interest payable monthly, at the Borrowers’ option, at either (a) the Base Rate plus 3.00% per annum or (b) at the LIBOR Rate plus 4.00% per annum. Synthetic L/C Facility Loans shall bear interest payable monthly at 4.00% per annum. If the letters of credit fund under the Synthetic L/C Facility, the Synthetic L/C Facility shall bear interest payable monthly, at the Borrowers’ option, at either (a) the Base Rate plus 3.00% per annum or (b) at the LIBOR Rate plus 4.00% per annum.

After an event of default, all obligations shall bear interest (and letter of credit fees shall accrue) at the otherwise applicable rate plus 2.00% per annum.

Unused Revolver Facility Fee:
Borrowers shall pay an Unused Revolver Facility Fee based on the difference between (a) the Maximum Revolver Facility Amount and (b) the aggregate amount of outstanding Revolver Loans plus the outstanding face amount of undrawn Revolver Letters of Credit. The Unused Revolver Facility Fee shall be a 0.50% non-refundable fee due and payable to the Revolver Administrative Agent, on behalf of the Revolver Lenders, monthly in arrears.

Applicable Prepayment Premium:
All prepayments (other than mandatory payments from (i) Excess Cash Flow, (ii) condemnation awards, (iii) casualty insurance proceeds or (iv) the Bell County Disposition) shall be accompanied by payment of an amount equal to the Applicable Prepayment Premium.

“Applicable Prepayment Premium” means an amount equal to (i) 2.0% of the amount of the Term Loan B Loans and Synthetic L/C Loans prepaid on or prior to the first anniversary of the Closing Date, (ii) 1.0% of the amount of the Term Loan B Loans and Synthetic L/C Loans prepaid after the first anniversary but on or prior to the second anniversary of the Closing Date and (iii) nil at any time thereafter.

Covenants:
The final documentation shall contain those affirmative, negative and financial covenants (applicable to the Borrowers and their subsidiaries) customarily found in the Agents’ loan documentation for similar secured financings and others appropriate in the judgment of the Agents, based upon, among other things, the business plans prepared by the Borrowers (it being understood that there will be a basket in an amount to be agreed for sale leaseback transactions to be permitted).

The Borrowers shall be required to maintain Minimum EBITDA, Maximum Capex, and Maximum Total Funded Indebtedness to LTM EBITDA, in each case as defined in the definitive loan documentation. The levels for each of the foregoing shall be based upon a discount of the Borrowers’ projected operating performance in accordance with a budget acceptable to the Agents. The Borrowers shall be required to provide to the Lenders monthly financial reporting and borrowing base information.

Governing Law:	New York.